BSD MEDICAL CORPORATION	Telephone: (801) 972-5555
2188 West 2200 South	Facsimile: (801) 972-5930
Salt Lake City, Utah 84119-1326	Email: investor@bsdmc.com
Contact: Hyrum A. Mead	AMEX:BSM

For Immediate Release

BSD Medical’s Patient Website Now Averaging Over 4,000 Hits Per Day

SALT LAKE CITY—July 9, 2007— BSD Medical Corp. (AMEX: BSM) today reported that the response to the company’s patient website has been steadily growing, and through the month of June, the website (www.treatwithheat.com) averaged 4,090 hits per day. BSD’s patient website was developed to provide patient education on hyperthermia as a treatment for cancer. The company believes that patient education, as well as physician education, is important in assuring that the best alternatives are used in cancer therapy.

About BSD Medical Corporation

BSD Medical Corp. is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments. Research (including a 340 patient phase III clinical trial reported in June) has also shown highly promising results from the use of hyperthermia therapy in combination with some chemotherapy agents, as well as for tumor reduction prior to surgery. For further information about BSD Medical visit the company’s website at www.BSDMedical.com.

Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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